Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Stereotaxis, Inc. for the registration of 108,868,331 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2026, with respect to the consolidated financial statements of Stereotaxis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, and the financial statement schedule of Stereotaxis, Inc., included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

July 15, 2026